Exhibit 10.1

AMENDMENT NUMBER ONE
TO THE
ASSURANT, INC.
AMENDED AND RESTATED
2004 EMPLOYEE STOCK PURCHASE PLAN

     THIS AMENDMENT to the Assurant, Inc. Amended and Restated 2004 Employee Stock Purchase Plan (the “Plan”), is adopted by Assurant, Inc. (the “Company”).

W I T N E S S E T H:

     WHEREAS, the Company currently maintains the Plan;

     WHEREAS, the Company wishes to amend the Plan’s governance provisions;

     WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) previously had the right to amend the Plan; and

     WHEREAS, the Board of Directors of the Company has transferred such amendment authority to the Assurant, Inc. Benefit Plans Committee (the “Committee”).

     NOW, THEREFORE, the Committee hereby amends the Plan as follows:

1.

Effective as of October 1, 2004, Section 2.4 is revised to read as follows:

“2.4 Committee. Committee shall mean the Assurant, Inc. Benefit Plans Committee that shall have the general responsibility for the administration of the Plan. The Committee also shall have the authority set forth in Section 9.6 of the Plan.”

2.

Effective as of October 1, 2004, Article 2 is amended to add the following definitions:

“2.7A Compensation Committee shall mean the Compensation Committee of the Board.”

“2.13A Executive Committee shall mean the committee consisting of the Company’s Chief Executive Officer, Chief Financial Officer and Executive Vice President of Human Resources.”

3.

Effective as of October 1, 2004, the first paragraph of Section 8.2 is amended as follows:

“8.2 Termination. The Plan will continue into effect for a term of ten (10) years from the Effective Date unless earlier terminated by the Executive Committee. The Executive Committee may terminate the Plan in whole or in part at any time in its sole and absolute discretion. The Plan shall be terminated by the Executive Committee if at any time the number of shares of Common Stock authorized for purposes of the Plan is not sufficient to meet all purchase requirements, except as specified in Section 4.1.”

4.

Effective as of October 1, 2004, Section 9.6 is amended to add the following paragraph:

“The Committee also shall have the authority to amend any or all of the provisions of the Plan, except if any amendment would significantly increase the liabilities of the Plan. In such case, the Executive Committee shall have the authority to amend the Plan. In addition, the Committee shall also have the authority to appoint and remove the administrators or other outside persons or vendors, and to delegate such duties to each administrator or other persons or vendors as the Committee deems appropriate.”

5.

Effective as of October 1, 2004, Article 9 is amended to add the following new sections to read as follows:

“9.6A Authority of the Compensation Committee. The Compensation Committee shall have the authority to appoint and/or remove the members of the Committee. The Compensation Committee shall have no other responsibilities with respect to the Plan.

9.6B Authority of the Executive Committee. The Executive Committee shall have the authority to determine the source of the shares authorized for purposes of the Plan and that are to be made available for purchase by Participants. The Executive Committee also shall approve any amendment to the Plan that would significantly increase the cost of the Plan, and to terminate the Plan at any time in whole or in part. The Executive Committee shall have no other responsibilities with respect to the Plan.”

* * * * *

Except as amended herein, the Plan shall continue in full force and effect.

[Signature on Next Page]

     IN WITNESS WHEREOF, the Committee has caused this Amendment to be executed effective as of the dates set forth above.

ASSURANT, INC.
BENEFIT PLANS COMMITTEE
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